SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AMERICA’S CAR-MART, INC.

(Name of Registrant as Specified in Its Charter)

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AMERICA’S CAR-MART, INC.
1501 Southeast Walton Boulevard, Suite 213
Bentonville, Arkansas 72712

Notice of Annual Meeting of Stockholders

To be Held
October 2, 2003

To the Holders of Common Stock of
America’s Car-Mart, Inc.

Notice is hereby given that the Annual Meeting of Stockholders of America’s Car-Mart, Inc., a Texas corporation (the “Company”), will be held at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, on Thursday, October 2, 2003, at 10:00 a.m., local time, for the following purposes:

(1)	To elect six directors to serve for a term of one year and until their successors have been elected and qualified; and

(2)	To conduct such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record as of the close of business on August 22, 2003, will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors.

Tilman J. Falgout, III Chief Executive Officer and General Counsel

August 27, 2003

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to complete, sign, date and mail the enclosed proxy in the accompanying return envelope to which no postage need be affixed if mailed within the United States.

PROXY STATEMENT
SOLICITATION OF PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
AGENDA ITEM ONE ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD AND ATTENDANCE
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
REPORT OF AUDIT COMMITTEE
EXECUTIVE COMPENSATION
REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION
STOCKHOLDER RETURN PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS
OTHER MATTERS
APPENDIX A

AMERICA’S CAR-MART, INC.
1501 Southeast Walton Boulevard, Suite 213
Bentonville, Arkansas 72712

Annual Meeting of Stockholders
October 2, 2003

PROXY STATEMENT

SOLICITATION OF PROXIES

     This Proxy Statement, which is first being mailed to stockholders on or about August 29, 2003, is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of America’s Car-Mart, Inc. (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, on Thursday, October 2, 2003, at 10:00 a.m., local time, and at any or all adjournments or postponements thereof. The address of the principal executive offices of the Company is 1501 Southeast Walton Boulevard, Suite 213, Bentonville, Arkansas 72712 and the Company’s telephone number is (479) 464-9944.

     The total cost of this solicitation will be borne by the Company. In addition to the U.S. mail, proxies may be solicited by officers and regular employees of the Company, without remuneration, by personal interviews, telephone and facsimile. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners of stock entitled to vote at the Annual Meeting.

     Any person giving a proxy pursuant to this Proxy Statement may revoke it at any time before it is exercised at the Annual Meeting by notifying in writing the Secretary of the Company, Mark D. Slusser, at the address above, prior to the Annual Meeting date. In addition, if the person executing the proxy is present at the Annual Meeting, he may, but need not, revoke the proxy, by notice of such revocation to the Secretary of the Annual Meeting, and vote his shares in person. Proxies in the form enclosed, if duly signed and received in time for voting, and not so revoked, will be voted at the Annual Meeting in accordance with the instructions specified therein. Where no choice is specified, proxies will be voted FOR the election of the nominees for director named herein and, on any other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates; however, with respect to any proposal other than the election of directors, abstentions and broker non-votes would have the effect of a vote against the proposal.

     Only stockholders of record at the close of business on August 22, 2003 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Each share of common stock of the Company issued and outstanding on such record date is entitled to one vote. As of August 22, 2003, the Company had outstanding 7,429,063 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     The following table sets forth certain information as of July 31, 2003, with respect to ownership of the outstanding common stock of the Company by (i) all persons known to the Company to own beneficially more than five percent of the Company’s outstanding common stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers as a group. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares owned by him or her.

	Number of Shares		Percent
Name	Beneficially Owned		of Class

Robert J. Kehl	979,167	(1)	13.2%
Tilman J. Falgout, III	782,500	(2)	10.2%
William M. Sams	500,000	(3)	6.8%
Mark D. Slusser	176,000	(4)	2.3%
Nan R. Smith	73,566	(5)	1.0%
William H. Henderson	65,678	(6)	*
Eddie L. Hight	39,783	(7)	*
John David Simmons	33,463	(8)	*
Carl E. Baggett	2,600	(9)	*
All Directors and Executive Officers as a Group (8 persons)	2,152,757	(10)	27.3%

*	Less than 1%.

(1)	Includes 478,333 shares held by Mr. Kehl’s wife and 5,000 shares subject to presently exercisable stock options. Mr. Kehl’s address is 780 Mount Carmel, Dubuque, Iowa 52003.

(2)	Includes 275,000 shares subject to presently exercisable stock options and 400,000 shares held in a corporation controlled by Mr. Falgout. Mr. Falgout’s address is 4040 N. MacArthur Blvd., Suite 100, Irving, Texas 75038.

(3)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2003. According to the Schedule 13G/A, Mr. Sams address is 326 Mantlebrook Drive, DeSoto, TX 75115.

(4)	Includes 134,400 shares subject to presently exercisable stock options.

(5)	Includes 23,750 shares subject to presently exercisable stock options and 500 shares held by Ms. Smith’s husband.

(6)	Includes 21,500 shares subject to presently exercisable stock options.

(7)	Includes 13,250 shares subject to presently exercisable stock options.

(8)	Includes 7,500 shares subject to presently exercisable stock options.

(9)	Includes 2,500 shares subject to presently exercisable stock options.

(10)	Includes 482,900 shares subject to presently exercisable stock options.

     See “Equity Compensation Plan Information” elsewhere herein for certain information regarding common stock reserved for issuance under the Company’s stock option plans.

AGENDA ITEM ONE

ELECTION OF DIRECTORS

     Pursuant to the Bylaws of the Company, the Board of Directors has set the number of directors for the ensuing year at six, all of whom are proposed to be elected at the Annual Meeting. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the persons named as proxies therein will have discretionary authority to vote the proxies for the election of such person or persons as may be nominated in substitution by the present Board of Directors. Management knows of no current circumstances which would render any nominee named herein unable to accept nomination or election. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present.

     Members of the Board of Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     The following persons have been nominated for election to the Board of Directors.

     Nan R. Smith, age 63, has served as the Chairman of the Board of the Company since September 2002 and as a director since January 2002. From 1999 until May 2002, Ms. Smith served as President of America’s Car-Mart, Inc. (“Car-Mart”), a subsidiary of the Company. From 1981 to January 1999, Ms. Smith was Chief Operating Officer of Car-Mart.

     Tilman J. Falgout, III, age 54, has served as Chief Executive Officer of the Company since May 2002 and as General Counsel of the Company since March 1995. Mr. Falgout also served as Executive Vice President of the Company from March 1995 to May 2002. Mr. Falgout has served as a director of the Company since September 1992.

     Carl E. Baggett, age 69, has served as Chairman of the Board of Directors of Arvest Bank in Rogers, Arkansas since 2000. From 1975 until 2000, Mr. Baggett was President and Chief Executive Officer of First National Bank, Rogers, Arkansas. Mr. Baggett has served as a director of the Company since September 2002.

     William H. Henderson, age 40, has served as President of the Company since May 2002. From January 1999 until May 2002, Mr. Henderson served as Chief Operating Officer of Car-Mart. Mr. Henderson has served as a director of the Company since September 2002. From 1987 through 1998, Mr. Henderson held a number of positions at Car-Mart including Store Manager and Regional Manager.

     Robert J. Kehl, age 68, has been managing his personal investments since 2000. From 1993 to 2000, Mr. Kehl was President of Kehl River Boats, Inc., a riverboat construction firm. From approximately 1965 to 2000, Mr. Kehl was an entrepreneur, starting, developing and operating businesses primarily in the riverboat construction, gaming, riverboat touring and restaurant industries. Mr. Kehl has been a director of the Company since September 1994.

     John David Simmons, age 67, has served as a director of the Company since August 1986. Since 1970, he has been President of Simmons & Associates LLC, a real estate development company, and Management Resources LLC, a management consulting firm.

COMMITTEES OF THE BOARD AND ATTENDANCE

     The Board of Directors of the Company presently has a standing Audit Committee and a standing Compensation and Stock Option Committee (the “Compensation Committee”). The Company does not have a Directors Nominating Committee, such function being reserved to the entire Board of Directors.

     The Audit Committee is currently composed of Messrs. Simmons, Kehl and Baggett, each of whom is an “independent director” as such term is defined by the NASD’s listing standards. Pursuant to the Audit Committee Charter adopted by the Company’s Board of Directors, the Audit Committee is authorized to nominate the Company’s independent auditors and to review with the independent auditors the scope and results of the audit engagement. The Audit Committee held seven meetings during the last fiscal year. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement.

     The Compensation Committee is currently composed of Messrs. Simmons, Kehl and Baggett. This Committee recommends compensation levels for executive officers of the Company, and is authorized to consider and make grants of options pursuant to the Company’s 1997 Stock Option Plan and to administer the 1997 Stock Option Plan and the Company’s other stock option plans. The Compensation Committee met once during fiscal 2003 and took action twice by unanimous written consent.

     During the Company’s last fiscal year, the Board of Directors held four meetings and took action three times by unanimous written consent. Each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and by the Committees of the Board on which such director served.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, certain officers, and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended April 30, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

REPORT OF AUDIT COMMITTEE

     In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended April 30, 2003, the Audit Committee met seven times and discussed internal controls, accounting, auditing and financial reporting practices of the Company with the Company’s Chief Financial Officer and the independent auditors and accountants for the Company, Grant Thornton LLP. In discharging its oversight responsibility as to the audit process, each member of the Audit Committee has reviewed the Company’s audited financial statements as of and for the year ended April 30, 2003 and the Audit Committee held two meetings with management and Grant Thornton LLP to discuss the audited financial statements prior to filing the Company’s Annual Report on Form 10-K. The Audit Committee also met with Grant Thornton LLP to discuss the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) prior to filing the Company’s Annual Report on Form 10-K.

     The Audit Committee has received and reviewed the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Grant Thornton LLP its independence in connection with its audit of the Company’s financial statements for the year ended April 30, 2003. The Audit Committee has also considered whether Grant Thornton LLP’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence. See “Independent Public Accountants.” Based upon the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2003.

Respectfully submitted,

John David Simmons Robert J. Kehl Carl E. Baggett

     The information in the foregoing Report of the Audit Committee shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates these paragraphs by reference into such filing.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to or on behalf of the Company’s executive officers for the years ended April 30, 2003, 2002 and 2001:

				Long-Term
				Compensation
		Annual Compensation
Name and				Stock	All Other
Principal Position	Fiscal Year	Salary	Bonus	Options	Compensation(1)

Nan R. Smith	2003	$120,000	$200,000	—	$381,006	(2)
Chairman of the Board	2002	120,000	165,418	23,750	264,207	(2)
	2001	120,000	74,202	—	196,911	(2)

Tilman J. Falgout, III	2003	$300,000	$—	20,000	$830,011	(3)
Chief Executive Officer	2002	277,083	84,000	—	10,091
and General Counsel	2001	275,000	165,368	—	9,747

William H. Henderson	2003	$175,000	$—	—	$344,500	(2)
President	2002	72,000	60,628	21,500	236,817	(2)
	2001	72,000	49,870	—	178,513	(2)

Mark D. Slusser	2003	$200,000	$140,749	30,000	$529,284	(4)
Chief Financial Officer	2002	177,083	—	—	7,675
and Secretary	2001	175,000	121,270	—	7,675

Eddie L. Hight	2003	$140,000	$411	—	$212,300	(2)
Chief Operating Officer	2002	102,000	395	13,250	146,813	(2)
	2001	140,000	2,390	—	109,590	(2)

(1)	These amounts include contributions to the Company’s 401(k) Plan and payment of disability insurance premiums as follows:

	Ms. Smith	Mr. Falgout	Mr. Henderson	Mr. Slusser	Mr. Hight

Disability Insurance
2003	—	$5,011	—	$2,284	—
2002	—	4,841	—	2,206	—
2001	—	4,841	—	2,206	—

401(k) Plan
2003	$5,708	$2,750	$3,804	$3,750	$3,387
2002	5,453	5,250	1,920	5,469	2,775
2001	400	4,906	120	5,469	170

(2)	Includes the following amounts paid in cash or shares of America’s Car-Mart, Inc., a subsidiary of the Company (“Car-Mart”), pursuant to an incentive program established by the Company in connection with its acquisition of a majority interest in Car-Mart in 1999: Ms. Smith, $375,298, $258,754 and $196,511 for the years ended April 30, 2003, 2002 and 2001, respectively; Mr. Henderson, $340,696, $234,897 and $178,393 for the years ended April 30, 2003, 2002 and 2001, respectively; and Mr. Hight, $208,913, $144,038 and $109,420 for the years ended April 30, 2003, 2002 and 2001, respectively. In March 2002, the Company acquired all of the remaining issued and outstanding shares of common stock of Car-Mart, and the incentive program has been terminated.

(3)	Includes payments in the amount of $822,250 under a severance agreement that was triggered in October 2001 in connection with the Company’s decision to sell all of its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas. As of April 30, 2003, all obligations under the severance agreement were paid in full.

(4)	Includes payments in the amount of $523,250 under a severance agreement that was triggered in October 2001 in connection with the Company’s decision to sell all of its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas. As of April 30, 2003, all obligations under the severance agreement were paid in full.

Employment Agreements

     Effective May 1, 2003, the Company entered into a three-year employment agreement with each of William H. Henderson, the Company’s President, and Eddie L. Hight, the Company’s Chief Operating Officer. The agreement with Mr. Henderson provides that he shall be entitled to receive a base salary of $225,000 and a bonus equal to 1.0% of the Company’s net income. Mr. Hight’s agreement provides for a base salary of $150,000 and a bonus of 0.5% of the Company’s net income. Each of the agreements provides that following a change in control of the Company, the executive shall be entitled to receive severance pay if his employment is terminated. Such severance pay shall be equal to 2.99 times the executive’s annual base salary if the executive’s employment is terminated by the Company, and 1.0 times the executive’s annual base salary if the executive chooses to terminate his employment.

Stock Option Plan

     In July 1997, the Board of Directors adopted the Company’s 1997 Stock Option Plan which was subsequently approved by the stockholders at the 1997 Annual Meeting (the “1997 Plan”). During the fiscal year ended April 30, 2003, the following table provides information relating to stock options granted during the last fiscal year to the Company’s executive officers.

	Individual Grants				Potential Realizable Value at
Assumed Annual Rates of
		% of Total			Stock Price Appreciation
	Shares	Options Granted to			for Option Term(1)
	Underlying	Employees in	Exercise	Expiration
Name	Options Granted	Fiscal Year	Price	Date	5%	10%

Nan R. Smith	—	—	—	—	—	—
Tilman J. Falgout	20,000	40%	$13.15	5/1/12	$165,400	$419,154
Mark D. Slusser	30,000	60%	$13.15	5/1/12	$248,100	$628,731
William H. Henderson	—	—	—	—	—	—
Eddie L. Hight	—	—	—	—	—	—

(1)	Amounts reflect the assumed rates of appreciation set forth in the Securities and Exchange Commission’s executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Company’s common stock.

     The following table provides certain information concerning each exercise of stock options under the Company’s stock option plans during the fiscal year ended April 30, 2003 by the Company’s executive officers, and the fiscal year-end value of unexercised options held by such persons under the Company’s stock option plans:

			Number of	Value of Unexercised
			Unexercised Options	Options at Fiscal
			at Fiscal Year-End	Year-End
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise	Realized(1)	Unexercisable	Unexercisable(2)

Nan R. Smith	—	—	23,750/0	$121,600/$ —
Tilman J. Falgout, III	62,500	$602,638	300,000/0	$2,969,500/$ —
William H. Henderson	—	—	21,500/0	$110,080/$ —
Mark D. Slusser	25,600	$226,193	164,400/20,000	$1,602,750/$37,000
Eddie L. Hight	—	—	13,250/0	$67,840/$ —

(1)	Calculated as the amount by which the aggregate fair market value of the optioned shares exceeds the aggregate exercise price on the date of exercise.

(2)	The market value of the Company’s common stock on April 30, 2003 was $15.00 per share. The actual value, if any, an executive may realize will depend upon the amount by which the market price of the Company’s common stock exceeds the exercise price when the options are exercised.

Equity Compensation Plan Information

     The following table summarizes information as of April 30, 2003 regarding the Company’s common stock reserved for issuance under the Company’s 1997 Stock Option Plan and two other plans that have expired but still contain outstanding stock options. The Company’s stock option plans are its only equity compensation plans and all of the plans have been approved by the shareholders of the Company.

	Number of		Number of Securities Remaining
	Securities to be		Available for Future Issuance
	Issued Upon	Weighted-Average	Under the Stock Option Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options	Outstanding Options	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	940,355	$5.30	84,145

Director Compensation

     Effective October 1, 2002, each non-employee director receives a $1,667 monthly retainer. Directors who are also employees of the Company do not receive separate compensation for their services as a director. Pursuant to the 1997 Plan, on the first business day of July in each year, each then serving non-employee director of the Company is automatically granted an option to purchase 2,500 shares of common stock, at an exercise price equal to the fair market value of such stock as of the close of business on the date of grant. Options granted under the 1997 Plan are exercisable for a period of up to ten years. In the event that a director ceases to be a director of the Company for any reason, options granted to the director will generally expire upon the earlier to occur of (1) the tenth anniversary of the date of grant of the option, or (2) ninety days following the date on which such director ceased to be a director.

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation and Stock Option Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company recommends compensation levels for the executive officers of the Company, including the Chief Executive Officer, and is authorized to consider and make grants of options pursuant to the Company’s 1997 Stock Option Plan and to administer the 1997 Stock Option Plan and the Company’s other option plans. It is the Committee’s responsibility to review and make recommendations to the Board of Directors with respect to compensation of officers of the Company. In formulating its compensation policies and decisions, the Committee endeavors to provide a competitive compensation package that enables the Company to attract and retain key executives and to integrate compensation programs with the Company’s annual and long-term business strategies and objectives and focus executive actions on the fulfillment of the objectives. The Compensation Committee met once during fiscal 2003, and took action twice by unanimous written consent.

     The Company’s executive compensation program generally consists of base salary and annual incentive compensation through the payment of cash bonuses. Stock options are also occasionally utilized in order to align executives’ interests more closely with the interests of the stockholders of the Company. During the fiscal year ended April 30, 2003, Mr. Falgout, the Company’s Chief Executive Officer, did not receive an increase in his base salary of $300,000, and did not receive a bonus. On May 1, 2002, the Company granted Mr. Falgout options to purchase 20,000 shares of the Company’s stock, with an exercise price equal to the market value of the Company’s common stock on the date of grant.

     In July 1996, the Board of Directors authorized the Company to enter into severance agreements with each of Mr. Falgout and Mr. Slusser, the Company’s CFO, which agreements, as amended, provided that in the event of a sale, merger, consolidation, change in control, or liquidation of the Company, or similar extraordinary corporate transaction, each such officer shall be entitled to 2.99 times the annual base salary paid to the executive as well as accelerated vesting of options under the Company’s stock option plans. As a result of the Company’s decision to sell all its subsidiaries and investments except Car-Mart, and relocate its corporate headquarters to Bentonville, Arkansas, a triggering event occurred in October 2001 under the severance agreements. Accordingly, each such officer became entitled to the compensation specified in the severance agreements. During fiscal 2003, Mr. Falgout and Mr. Slusser received payments of $822,250 and $523,250, respectively, and the obligations under the severance agreements were satisfied in full.

     The Compensation Committee takes action from time to time, based upon guidelines and recommendations provided by the Board of Directors, to provide additional incentive compensation to the executive officers and other employees through the award of stock options under the Company’s existing stock option plan. During the year ended April 30, 2003, options were granted to Mr. Falgout and Mr. Slusser to purchase 20,000 and 30,000 shares of the Company’s common stock, respectively.

     The Company’s future compensation policies will be developed in light of the Company’s financial position and results of operations and with the goal of rewarding members of management for their contributions to the Company’s success.

JOHN DAVID SIMMONS	ROBERT J. KEHL	CARL E. BAGGETT

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the fiscal year end percentage change in the cumulative total stockholder return on the Company’s common stock to (i) the cumulative total return of the Nasdaq Market Index (U.S. companies), and (ii) the MG Group Index 744 — Auto Dealerships (“Automobile Index”), for the period of five fiscal years commencing on May 1, 1998 and ending on April 30, 2003. The graph assumes that the value of the investment in the Company’s common stock and each index was $100 on May 1, 1998.

[Graph]

Comparison of Five-Year Cumulative Total Returns
Performance Graph for America’s Car-Mart, Inc.

	4/30/98	4/30/99	4/28/00	4/30/01	4/30/02	4/30/03

America’s Car-Mart, Inc.	100.0	135.3	123.5	92.9	315.3	352.9
Automobile Index	100.0	95.4	63.3	76.3	136.9	97.6
Nasdaq Market Index (U.S Companies)	100.0	142.4	231.2	129.4	101.9	87.3

     The dollar value at April 30, 2003 of $100 invested in the Company’s common stock on May 1, 1998 was $352.94, compared to $97.56 for the Automobile Index described above and $87.29 for the Nasdaq Market Index (U.S. Companies).

CERTAIN TRANSACTIONS

     For the fiscal year ended April 30, 2003, the Company paid Dynamic Enterprises, Inc. (“Dynamic”) approximately $225,000 for the lease of six dealership locations. Nan R. Smith, the Company’s Chairman, is also an officer of Dynamic.

INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP served as the Company’s independent auditors for the fiscal year ended April 30, 2003. The Company has not as yet executed an engagement letter with respect to the audit of the Company’s financial statements for the fiscal year ending April 30, 2004, but expects to do so in due course.

     A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions which stockholders might have. The Company knows of no direct or indirect material financial interest or relationship that members of this firm have with the Company.

     Audit Fees. The aggregate fees billed by Grant Thornton LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended April 30, 2003, the audit of the Company’s 401(k) plan, and the reviews of the financial statements included in the Company’s Form 10-Q’s for that year were $134,450.

     Financial Information Systems Design and Implementation Fees. During the fiscal year ended April 30, 2003, Grant Thornton LLP did not perform any services for the Company with regard to financial information systems design and implementation.

     All Other Fees. The aggregate fees for non-audit services provided by Grant Thornton LLP during the fiscal year ended April 30, 2003 were $11,660.

     The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by Grant Thornton LLP to the Company is compatible with maintaining such firm’s independence. See also “Report of Audit Committee.”

REPORT ON FORM 10-K

     The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003, as filed with the Securities and Exchange Commission, is available to stockholders who make written request therefor to the Secretary of the Company, Mark D. Slusser, at the offices of the Company, 1501 Southeast Walton Boulevard, Suite 213, Bentonville, Arkansas 72712. Copies of exhibits filed with that report or referenced therein will be furnished to stockholders of record upon request and payment of the Company’s expenses in furnishing such documents.

STOCKHOLDER PROPOSALS

     Any proposal to be presented at the 2004 Annual Meeting of Stockholders must be received at the principal executive offices of the Company not later than May 1, 2004, directed to the attention of the Secretary, for consideration for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. In connection with next year’s Annual Meeting, if the Company does not receive notice of a matter or proposal to be considered by July 15, 2004, then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is raised at that Annual Meeting. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS

     Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

By Order of the Board of Directors.

Tilman J. Falgout, III Chief Executive Officer and General Counsel

August 27, 2003

APPENDIX A

AMERICA’S CAR-MART, INC.

AUDIT COMMITTEE CHARTER

ORGANIZATION

     The Audit Committee of America’s Car-Mart, Inc. (the “Company”) shall be composed of at least three members of the Board of Directors of the Company (the “Board”), each of whom is outside of the management of the Company and is free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member. No member of the Audit Committee may receive any compensation from the Company other than fees for service on the Company’s Board of Directors and Committees thereof. In accordance with the requirements of the National Association of Securities Dealers, Inc. (the “NASD”), each member of the Audit Committee must have a minimum level of financial literacy, and one member must have accounting or financial management experience resulting in the individual’s financial sophistication. The Audit Committee shall annually elect from among its members a Chairman, who shall preside over meetings of the Audit Committee.

STATEMENT OF POLICY

     The Audit Committee shall provide assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders, and investment community relating to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial statements.

RESPONSIBILITIES

     In furtherance of the policy of the Audit Committee, it will be the responsibility of the Audit Committee to:

•	maintain free and open means of communication among Board members, the outside auditors, the internal auditors and the financial management of the Company.

•	select, appoint and oversee the outside auditors, which firm is ultimately accountable to the Audit Committee and the Board.

•	evaluate the performance of the outside auditors and, if the Audit Committee deems it to be in the best interests of the Company, replace the outside auditors.

•	confirm and assure the independence of the outside auditors, and in connection therewith, review the fees paid to the outside auditors for both audit and non-audit services.

•	obtain, annually, a formal written statement from the outside auditors consistent with Independence Standards Board Standard No. 1, delineating relationships between the outside auditors and the Company, and actively engage in dialogue with the outside auditors regarding matters that might reasonably be expected to affect their independence.

•	discuss telephonically and/or meet with the outside auditors and financial management of the Company during the fourth quarter of the fiscal year to review the scope of the proposed annual audit and the audit procedures to be utilized.

•	discuss with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

•	review, with the outside auditors and the Company’s financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	review with management and, as appropriate, the outside auditors:

•	the Company’s annual financial statements and related footnotes, prior to filing by the Company of the Form 10-K with the Securities and Exchange Commission;

•	any problems or difficulties the outside auditors may have encountered and any management letter provided by the outside auditors and the Company’s response to any such letter;

•	any significant changes to the Company’s auditing and accounting principles and practices suggested by the Company’s outside auditors or by management; and

•	at periodic meetings with management, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	provide sufficient opportunity for the outside auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the outside auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the outside auditors received during the course of the audit.

•	develop procedures for the receipt, retention and treatment of complaints and concerns relating to accounting, internal controls or auditing matters, including procedures to ensure the anonymity of employees submitting concerns.

•	investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	ensure that the outside auditors conduct a review in accordance with Statement on Auditing Standards No. 71 prior to each filing of the Company’s Form 10-Q with the Securities and Exchange Commission.

•	prepare the report of the Audit Committee required pursuant to the rules promulgated by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board, and make such recommendations to the Board as the Audit Committee may deem appropriate.

•	review and reassess the adequacy of this Audit Committee Charter on an annual basis and recommend any proposed changes to the Board for adoption.

     In addition, the Audit Committee will perform such other functions as assigned by law, NASD rules, the Company’s charter or bylaws, or the Board.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to specifically plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors, or to assure compliance with laws and regulations or rules of the NASD.

This Proxy is solicited on behalf of the Board of Directors
of
AMERICA’S CAR-MART, INC.

     The undersigned stockholder(s) of America’s Car-Mart, Inc., a Texas corporation (the “Company”), hereby appoints Tilman J. Falgout, III and Mark D. Slusser, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of America’s Car-Mart, Inc. to be held on October 2, 2003 at 10:00 a.m. local time at the Clarion Hotel, 211 Southeast Walton Boulevard, Bentonville, Arkansas 72712, to vote the shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

(1)	To elect six directors for a term of one year and until their successors are elected and qualified:

☐	FOR all nominees listed below (except as indicated to the contrary below)
☐	AGAINST AUTHORITY to vote for all nominees

	Tilman J. Falgout, III	Nan R. Smith
	John David Simmons	William H. Henderson
	Robert J. Kehl	Carl E. Baggett

     If you wish to withhold authority to vote for any individual nominee(s), write the name(s) on the line below:

(2)	In their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

     PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. This proxy, when properly executed, will be voted in accordance with directions given by the undersigned stockholder. If no direction is made, it will be voted FOR Proposal 1 and as the proxies deem advisable on such other matters as may come before the meeting.

Date:

Signature

Signature
(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)